Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 1, 2020, relating to the consolidated financial statements of Endonovo Therapeutics, Inc., and Subsidiaries as of and for the years ended December 31, 2019 and 2018. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference of our Firm under the caption “Experts” in the Registration Statement.

Rose, Snyder & Jacobs LLP

Encino, California

June 23, 2020